ALLTRISTA  CORPORATION

1996  EMPLOYEE  STOCK  PURCHASE  PLAN


     1. Purpose. The purpose of the Employee Stock Purchase Plan of Alltrista Corporation is to encourage eligible employees of Alltrista Corporation and its Designated Subsidiaries to acquire and maintain an interest in the Corporation by purchasing shares of Common Stock of the Corporation through payroll deduction. It is anticipated that the acquisition of such interest will increase the personal long-term interest of its employees in the continued success and progress of the Corporation.

     2. Definitions. When used in this Plan, unless the context otherwise requires:

     A. "Administrator" shall mean The Bank of New York, 101 Barclay Street, New York, NY 10286, as described in Section 5 hereof.

     B.          "Board"  shall  mean  the  Board of Directors of the Company.

     C. "Common Stock" shall mean the Common Stock, without par value, of the Company.

     D. "Company" shall mean Alltrista Corporation, an Indiana corporation.

     E. "Company Contribution" shall mean the amount of contribution made by the Company or a Designated Subsidiary pursuant to Section 4 hereof.

     F. "Compensation" shall mean all income by an employee for services rendered as an employee of the Company or any Designated Subsidiary

     G. "Designated Subsidiaries" shall mean the subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

     H. "ESPP Instructions to Alltrista Corporation" shall mean the document by which a participant provides specific instructions to the Administrator, as provided in Section 10 hereof.

     I. "Investment Date" shall mean the date as of which new Shares are purchased pursuant to Section 8 hereof.

     J. "Payroll Deduction Authorization Change" shall mean the document by which a participant authorizes a change in the amount of payroll deduction, as described in Section 7 hereof.


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     K.         "Plan" shall mean this Employee Stock Purchase Plan as amended from  time  to  time.

     L. "Subsidiary" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

     M.          "Shares"  shall  mean  shares  of  Common  Stock.

     N. "Transaction Request Form" shall mean the document by which a participant provides specific instructions to the Administrator, as provided in Section 10 hereof.

     3. Stock. The maximum number of Shares reserved for sale under the Plan shall be 400,000 Shares, subject to adjustment through the declaration of stock dividends and through recapitalization resulting in a stock split-up, spin-off, split-off or combination or exchange of shares or otherwise. The Plan will remain in effect until terminated by the Company.

     Once an employee is enrolled in the Plan, the amount of payroll deduction, plus the Company Contribution, shall be used to purchase new issue and/or treasury Shares (both whole and fractional shares) from the Company. The Company shall determine whether such Shares shall be new issue or treasury shares.

     4. Company Contribution. The Company, or its Designated Subsidiary, shall contribute an amount ("Company Contribution") equal to 20% of each participating employee's actual payroll deductions. In addition, the Company, or its Designated Subsidiary, shall pay all costs of administration of the Plan.

     5. Administrator. The Bank of New York (the "Administrator") shall administer the Plan and, as agent for the participants in the Plan, purchase Shares from the Company. The Administrator shall keep a continuous record for each participant of Shares purchased on behalf of each participant, and the Administrator shall send to each participant a quarterly statement of account.

     The Administrator shall also hold and act as custodian of certificates representing Shares purchased under the Plan in order to relieve participants of the responsibility for the safekeeping of multiple certificates for Shares purchased and to protect against loss, theft or destruction of stock certificates. The Shares represented by such certificates shall be credited to the participant's Plan account and shall be shown on the participant's statement of account in the participant's name.

     6. Eligibility. Any regular full-time or regular part-time employee of the Company (including officers who are also employees) shall be eligible to participate in the Plan after such employee has attained age 18 and completed six consecutive months of service with the Company or any Designated Subsidiary.


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     7.          Participation  and  Administration.  An eligible employee may participate in the Plan at any time by completing and signing an Employee Stock Purchase Plan of Alltrista Corporation Investment Directions card for new participants, or a Payroll Deduction Authorization Change card provided by the Company; and returning it to the Company. The Company shall process the
payroll  deduction  card.    Payroll  deduction  cards  shall  be furnished to
employees  at  any  time  upon  request  to  the  Company.

     The payroll deduction card shall direct the Company to pay the Administrator the amounts authorized by a participant as a payroll deduction, together with the Company Contribution and any quarterly cash dividends on Shares (including fractional shares) credited to the participant's Plan account. The payroll deduction card shall also direct the Administrator to use the payroll deduction and the Company Contribution payments to purchase new issues and/or treasury Shares of Common Stock on each Investment Date, as defined in Section 8. In addition, payroll deduction cards shall direct the Administrator to reinvest cash dividends, as specified in Section 8, as soon as practicable after the dividend payable date.

     After the payroll deduction card has been received by the Company and the authority for the payroll deduction has been noted on the Company payroll records, the Company shall, commencing as soon as practicable after the employee becomes eligible to participate in the Plan, withhold for each pay period the amount such employee has authorized as a payroll deduction, except as provided hereinafter. The amount withheld from each payroll during approximately a three-month period, together with the Company Contribution, shall be used to buy Shares for a participant's account under the Plan. Nothing contained herein shall permit the participant to invest more than the maximum amount specified below on an annual basis.

     The participant shall specify on the payroll deduction card the amount of compensation to be withheld from each pay period, except as hereinafter provided. Deduction may be authorized from a minimum of $5 per month up to a maximum of $500 per month for a total maximum of $6,000 in a calendar year. During months in which there occur three pay periods for employees paid on a bi- weekly basis and during months in which there occur five pay periods for employees paid on a weekly basis, deductions may exceed $500 per month to account for such pay periods, but total deductions during any calendar year shall not exceed $6,000 per year.

     The payroll deduction authorizations are for an indefinite period of time. The amount of a participant's payroll deduction can be revised, changed or terminated at any time by submitting a Payroll Deduction Authorization Change card. Commencement, revision or termination of deductions will become effective as soon as possible after the Payroll Deduction Authorization Change card is received by the Company.

     8. Price of Shares Purchased. The price of the Shares purchased with the participant's payroll deduction and Company Contribution shall be the average of daily high and low prices for the Company's Shares traded on the Nasdaq National Market System during the three calendar months preceding the Investment Date on which new Shares are purchased, as shown in the Midwest Edition of The Wall Street Journal. The Investment Date for payroll deductions shall be on or about but not later than the 15th day of February, May; August and November, as applicable.

     The price of all Shares purchased shall be computed to three decimal places.

     No brokerage commissions or service charges shall be paid by participants for purchases of Shares under the Plan.

     9. Number of Shares to be Purchased for the Employee. Both whole and fractional Shares (computed to four decimal places) shall be purchased by the Administrator under the Plan, and all such Shares shall be credited to a participant's Plan account. The number of Shares, including fractional Shares, so purchased shall depend on the amount of the participant's payroll deduction, the amount of Company Contribution, and the price of Shares as defined in Section 8. There is no limitation as to the maximum or minimum number of Shares that may be purchased by any employee; provided, however, that if the total number of Shares which would otherwise be purchased pursuant to the Plan on an Investment Date exceeds the number of Shares then available under the Plan (after deduction of all shares which have been purchased or are then outstanding), the Company shall make a pro rata allocation of Shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable, in such event, the Company shall give written notice to each participant of such reduction of the number of Shares affected thereby and shall similarly reduce the amount of payroll deductions, if necessary.

     10. Issuance of Certificates. Certificates for any number of whole Shares so held by the Administrator and credited to a participant's Plan account shall be issued to the participant only upon such participant's written request on a Transaction Request Form or an ESPP Instructions to Alltrista Corporation card forwarded to the Administrator. Certificates for fractional Shares will not be issued to participants. Upon the registration of Shares in the participant's name, those Shares will no longer be in the Plan and, therefore, those Shares and dividends will not be credited to the participant's Plan account.

     11. Sale of Shares. Sale of both whole and fractional Shares so held by the Administrator and credited to a participant's Plan account shall be sold only upon such participant's written request on a Transaction Request Form or an ESPP Instructions to Alltrista Corporation card forwarded to the Administrator. The Shares are to be sold on the open market by the Administrator or purchased by Alltrista Corporation if the Company so elects, on the Friday after receipt of the sale order. The sale order must be received by the Administrator by 5 p.m. on Thursday preceding the Friday sale date to be included in that week's sale.

     The sale price of the Shares shall be the price sold on the open market by the Administrator. If Alltrista Corporation elects to-buy the Shares, the price will be the average of the high and low market price on the sale day.

     Brokerage commissions or service charges shall be paid by participants for the sale of Shares under the Plan.

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     Purchase  and systematic sale under the Plan for the purpose of obtaining the 20% Company Contribution will be considered an abuse of the Plan's intent and may result in the participant's suspension of contributions in the Plan or other actions by the Company.

     12. Employee Withdrawal from the Plan. A participant may withdraw from the Plan at any time. In order to withdraw from the Plan, a participant must notify the Administrator to issue the Shares in such participant's Plan account to the participant and/or sell the Shares and have the proceeds issued to the participant or a combination of both. The participant can submit these instructions to the Administrator by executing a Transaction Request Form, attached to the quarterly statement, or the ESPP Instructions to Alltrista Corporation card and returning either to the Administrator. The participant must also notify the Company to stop payroll deductions. The participant can notify the Company to cease making payroll deductions by executing the Payroll Deduction Authorization Change card and returning the card to the Company.

     If a participant terminates employment, thereby ceasing payroll deductions before the end of the three full calendar months preceding the next Investment Date, the amount of the participant's payroll deduction which otherwise would have been invested shall be repaid to the participant as soon as practicable. If a participant terminates employment at or after the end of the three full calendar months preceding the next Investment Date, the amount of the payroll deduction and the Company Contribution scheduled to be invested for the preceding three calendar months shall be so invested.

     A participant's death, retirement or other termination of employment shall be deemed to be withdrawal from the Plan. A participant's interest in the Plan is not assignable.

     In the event that a participant withdraws from the Plan due to death, retirement or termination of employment or in the event of termination of the Plan by the Company, certificates for whole Shares credited to the participant's Plan account shall be delivered to the participant by the Administrator, and a cash payment shall be made for the sales price (less brokerage commission and any transfer taxes) of any fractional Share.

     Upon the effective date of a participant's withdrawal from the Plan, no subsequent payroll deductions shall be made unless the participant re-enrolls in the Plan. Any subsequent cash dividends payable on Shares withdrawn from the Plan and issued to the participant will be paid to the withdrawing participant.

     13. Rights Offering and Stock Dividends. A participant's entitlement in a regular rights offering will be based upon such participant's total holdings of whole and fractional Shares. Rights applicable to Shares credited to a participant's Plan account shall be sold for such participant's account, and the net proceeds shall be invested on the next Investment Date at the price specified in Section 8. If a participant wants to exercise, transfer or sell the rights applicable to the Shares credited to such participant's Plan account, such participant shall request, prior to the record date for the issuance of any such rights, that the whole Shares credited to such participant's Plan account be transferred from the account and registered in such participant's name.

     Any stock dividends or split shares distributed by the Company on Shares credited to the Plan account of a participant shall be added to the participant's Plan account.

     14. Voting at Meetings of Stockholders. For each meeting of Stockholders, each participant shall receive a proxy enabling such participant to vote all Shares credited to such participant's Plan account. The Administrator, as record owner of the Shares in the Plan, may vote at any meeting of stockholders all Shares credited to a participant'S Plan account that participants fail to vote but not those Shares for which participants have directed the Administrator in writing not to vote.

     15. Reports to Participants. Each participant shall receive a quarterly statement of account from the Administrator, providing a continuing record of the cost of such participant's purchases. Each participant shall also receive the same communications as every other stockholder.

     16. Responsibility of the Company and the Administrator Under the Plan. In administering the Plan, neither the Company; the Administrator nor any agent shall be liable for any act done in good faith, or for any omission to act in good faith, including without limitation, any claim of liability arising out of failure to terminate a participant's account upon such participant's death prior to the receipt of notice in writing of such death.

     17. Charges, Deductions and Liens. The participant shall not incur any charge or deduction for withdrawal or partial withdrawal from the Plan. The Plan shall not provide for the creation of any lien on any funds or securities held under the Plan.

     18. Other. The Board shall have the right to interpret and regulate the Plan. The Board shall also have the right to suspend, modify or terminate the Plan at any time. Notice of any suspension, modification or termination shall be sent to all participants.